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                     January 7, 2022

       Adam K. Peterson
       Co-Chairman, Co-Chief Executive Officer and Co-President
       Yellowstone Acquisition Co.
       1601 Dodge Street, Suite 330
       Omaha, NE 68102

                                                        Re: Yellowstone
Acquisition Co.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Response Dated
January 6, 2022
                                                            File No. 001-39648

       Dear Mr. Peterson:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction